Blazzard, Grodd & Hasenauer, P.C.
                     943 Post Road East
                Westport, Connecticut  06881


February 27, 1997


Board of Directors
Jackson National Life Insurance Company
5901 Executive Drive
Lansing, Michigan  48911

RE:  Opinion of Counsel - Jackson National Separate Account
- I

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Form 24F-2 with respect to Jackson National Separate Account
- I.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1.   Jackson National Separate Account - I is a Unit
Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange
Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of purchase payments made by a contract owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such contract owner will have a legally-issued, fully paid and non-assessable contractual interest in Jackson National Separate Account - I.

This opinion is limited solely to its use as an exhibit to your Form 24F-2 filed pursuant to Rule 24f-2.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.

By:  /s/  Raymond A. O'Hara III
     Raymond A. O'Hara III